Exhibit 99.1

Letterhead of Maxygen, Inc.

MAXYGEN REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Redwood City, Calif., October 25, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the third quarter ended September 30, 2005 and provided an update on the company’s business. Maxygen reported a loss applicable to common stockholders of $10.6 million, or $0.30 per share, for the third quarter of 2005 compared to a loss applicable to common stockholders of $13.5 million, or $0.38 per share excluding discontinued operations in the third quarter of 2004.

As a result of the change in Maxygen’s accounting for its investment in Codexis on the equity accounting basis, Maxygen does not include the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2004 contained herein include the operating results of Codexis for the three and nine month periods reported.

Revenues in the third quarter of 2005 were $735,000 compared to $3.9 million for the same period in 2004. The decrease in revenues is primarily attributable to the completion of the research and development funding terms of some of our collaborations and the exclusion of Codexis’ revenue from Maxygen’s results during the third quarter of 2005.

Expenses relating to research and development decreased in the third quarter of 2005 to $10.0 million from $14.4 million in the same period in 2004 due principally to the exclusion of Codexis’ expenses during the third quarter of 2005.

At September 30, 2005, cash, cash equivalents and marketable securities totaled $189.6 million.

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“We are pleased with the progress towards clinical development of our next-generation G-CSF and improved interferon alpha programs,” said Russell Howard, CEO of Maxygen. “We are also delighted that Maxygen has been awarded over $14 million in U.S. government grant funding to continue our work in HIV vaccine discovery. While our primary focus is to advance our next generation protein therapeutics, we believe our MolecularBreeding™ directed molecular evolution technologies hold great promise for the development of novel vaccines.”

Corporate Update

Maxygen continues to advance its key development programs.

MAXY-Alpha

Maxygen currently has a next-generation interferon alpha in development with Roche for the treatment of hepatitis C and hepatitis B viral infections. The Company announced the achievement of a preclinical milestone in this collaboration in March of this year. Roche has informed Maxygen that Roche is on track to file an IND for this product in 2006.

MAXY-G-CSF

Maxygen is on track to file an IND for its next-generation G-CSF product in 2006. Maxygen is currently performing required toxicology studies in preparation for the IND filing.

MAXY-VII

Maxygen is advancing its factor VII program for multiple indications including trauma, intracranial hemorrhage and hemophilia. The market for factor VII based products is growing significantly and Maxygen believes its product candidates have significant advantages over the currently marketed factor VII-based product.

Vaccine Grants

Maxygen recently announced that it has been awarded over $14 million in U.S. government grant and contract funding to conduct research regarding a novel prophylactic HIV vaccine. The funding will be provided by the National Institutes of Health through the HIV Research and Development program, the SBIR program and the U.S. Department of Defense.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the status of our clinical development timeline; the timing of any INDs we might file; the ability of our next-generation G-CSF product to reduce the duration of neutropenia and the dosing schedule of any G-CSF product. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; competitors producing superior and/or more cost effective products; our reliance on third-party manufacturers; and the risk that results of preclinical studies may not accurately predict the results in human clinical trials. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Jeannine Medeiros

Investor & Public Relations

Maxygen, Inc.

p.	650-298-5853
f.	650-364-2715

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005(1)	2004(3)	2005(2)	2004(3)
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$106	$3,451	$6,509	$11,087
Grant revenue	629	474	1,721	1,267

Total revenues	735	3,925	8,230	12,354

Expenses:
Research and development	9,982	14,428	30,975	37,041
General and administrative	2,997	3,670	10,138	9,950
Stock compensation expense	4	65	121	347

Total operating expenses	12,983	18,163	41,234	47,338

Loss from operations	(12,248)	(14,238)	(33,004)	(34,984)

Interest income and other (expense), net	1,659	1,015	3,808	2,286

Equity in net losses of minority investee	—	—	—	(1,000)

Loss from continuing operations	(10,589)	(13,223)	(29,196)	(33,698)
Net income from discontinued operations	—	61,197	—	58,428
Cumulative effect adjustment	—	—	16,616	—

Net income (loss)	$(10,589)	$47,974	$(12,580)	$24,730

Net income (loss)	$(10,589)	$47,974	$(12,580)	$24,730
Subsidiary preferred stock accretion	—	(250)	(167)	(750)

Income (loss) applicable to common stockholders	$(10,589)	$47,724	$(12,747)	$23,980

Basic and diluted income (loss) per common share:
Continuing operations	$(0.30)	$(0.38)	$(0.82)	$(0.96)
Discontinued operations	$—	$1.74	$—	$1.67
Cumulative effect adjustment	$—	$—	$0.47	$—
Applicable to common stockholders	$(0.30)	$1.35	$(0.36)	$0.68

Shares used in computing basic and diluted earnings (loss) per common share	35,812	35,236	35,724	35,082

(1)	Does not include operations of Codexis
(2)	Includes operations of Codexis through February 28, 2005
(3)	Includes operations of Codexis for all of period

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited, Note 1)	(Notes 2 and 3)
Cash, cash equivalents and marketable securities	$189,627	$232,893
Other current assets	3,978	8,781
Property and equipment, net	3,343	7,677
Goodwill and other intangibles, net	12,192	12,192
Other assets	357	1,562

Total assets	$209,497	$263,105

Current liabilities	$7,561	$16,080
Non-current deferred revenue	—	1,718
Long-term obligations	19	1,786
Minority Interest	—	32,180
Stockholders’ equity	201,917	211,341

Total liabilities and stockholders’ equity	$209,497	$263,105

Note 1:	Does not include Codexis
Note 2:	Derived from consolidated audited financial statements as of December 31, 2004.
Note 3:	Cash, cash equivalents and marketable securities as of December 31, 2004 includes $17.2 million that was to be used exclusively for Codexis operations.